REVISED EMPLOYMENT AGREEMENT

         This Revised Employment Agreement ("Revised Agreement") is entered into by and between Jerry D. Howard ("Howard") and Interactive Telecom Network, Inc. ("ITN"). For the purposes of Section II of this Revised Agreement, the term ITN shall include New Frontier Media, Inc. ("NFM") and any NFM subsidiary. Regardless of when this Revised Agreement is executed, the effective date of this Revised Agreement shall be July 21, 2001.

I.       RECITALS

         WHEREAS, Howard and ITN entered into an Employment Agreement ("Agreement") dated October 27, 1999;

         Disputes have arisen between Howard and ITN regarding their respective rights and obligations under the Agreement; and

         In amicable settlement of their differences, Howard and ITN have agreed that the terms of this Revised Agreement shall supersede and replace the terms of the Agreement previously entered into by Howard and ITN.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Howard and ITN agree that Howard shall be employed by ITN in accordance with the following terms and conditions:

II.      TERMS AND CONDITIONS OF EMPLOYMENT

A.       Compensation and Benefits

         1. From August 1, 2001 through March 31, 2003, Howard shall receive a salary, to be paid in equal installments on a bi-weekly basis, at the annual rate of One Hundred Thousand Dollars ($100,000) a year.

         2. ITN shall pay Howard, on January 2, 2002, the unpaid balance of the incentive bonus accrued by Howard through March 31, 2001. Howard shall not be entitled to any kind of bonus for any period after March 31, 2001 (hereinafter "the unpaid balance"). The amount of the unpaid bonus is $140,457.04; however, Howard has received advances amounting to $51,426.00. The amount of the advances, plus applicable taxes, shall be deemed paid out of the unpaid bonus monies on October 15, 2001. The remainder of the unpaid bonus monies shall be paid to Howard in two equal installments on ITN's first regular pay date in January 2002 and on ITN's first regular pay date in February 2002. In paying the remainder of the unpaid bonus monies in 2002, ITN shall withhold such amounts as are required to be withheld by federal, state, or local tax withholding requirements.

         3. Howard shall continue to receive medical, dental and life insurance as provided by policies and programs of ITN to the extent applicable to executives of ITN occupying peer positions to that formerly occupied by Howard.

         4. Howard shall continue to receive, until July 31, 2001, 401k plan matching contributions on the same basis as received by Howard under the Agreement.

         5. ITN shall pay Howard, on January 2, 2002, for 200 hours of vacation time accrued by Howard through July 31, 2001. Howard shall not accrue any paid vacation time for any periods after July 31, 2001.

         6. During the term of Howard's employment with ITN, ITN shall reimburse Howard for employment related expenses reasonably incurred by Howard while performing services at the direction of ITN. ITN shall not be obligated, however, to provide or reimburse Howard for a car allowance.

         7. Howard shall be entitled to retain the computer and two chairs located in his office.

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B.       Work Obligations

         1. Howard shall make himself available to work for ITN for up to 20 hours a month and shall perform such services as may be required by ITN. Such services shall include, but shall not be limited to, cooperation with ITN in any company investigation, in the prosecution or defense of any lawsuit, and in any other matter. The time spent by Howard cooperating with ITN shall be credited toward Howard's 20-hour per month requirement.

         2. Howard may seek other employment provided that such activities do not materially interfere with his services to ITN or create any conflict of interest. Howard shall not be required to offset any income earned from other employment against monies payable under this Revised Agreement.

         3. To the extent Howard's 20-hour per month requirement is not fully used by ITN, the unused hours shall accumulate and may be used by ITN in later months, up until March 31, 2003, except that in no instance shall Howard be obligated to provide more than 40 hours per month of services to ITN.

C.       Stock Options

         Howard, prior to the execution of this Revised Agreement, received options for the purchase of NFM stock as follows: a) options to acquire 75,000 shares at $4.138 a share; and b) options to acquire 40,000 shares at $2.00 a share. These stock options shall vest in accordance with the schedule set forth in the respective stock option plans, and the termination of the Agreement by virtue of this Revised Agreement shall have no effect on Howard's rights with respect to the foregoing options.

D.       Termination of Employment

         Howard's employment with ITN, and ITN's obligation to compensate Howard as provided above, shall cease on March 31, 2003 except as provided below:

         1. This Revised Agreement shall terminate automatically upon the death of Howard any time prior to March 31, 2003.

         2. ITN may terminate Howard's employment if ITN determines that Howard has become disabled. For the purposes of this paragraph, the term "disabled" shall mean that Howard has been unable to work, even with reasonable accommodation, as a result of incapacity due to mental or physical illness, for one hundred eighty (180) consecutive business days.

         3. ITN may terminate Howard's employment for cause. For the purposes of this paragraph, the term "cause" shall mean (a) the conviction of Howard for committing an act of fraud, embezzlement, theft or other act constituting a felony or the entry of a guilty or nolo contendere plea of Howard to such act or felony; or (b) a material act of dishonesty or breach of trust by Howard, during the term of the Agreement or this Revised Agreement, resulting or tending to result directly or indirectly in material personal gain or enrichment at the expense of ITN.

E.       Termination and Release of Rights Under October 27, 1999 Agreement

         This Revised Agreement shall replace and supersede the Agreement between Howard and ITN dated October 27, 1999 and all rights and obligations under that Agreement are hereby terminated and extinguished. Howard and ITN hereby release each other from any and all claims, rights and liabilities arising out of the Agreement which either may have against the other.

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F.       Miscellaneous

         1. This Revised Agreement shall survive any change in the control of ITN.

         2. Any legal action arising out of this Revised Agreement shall be brought in the County of Los Angeles, State of California, and shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed within the State of California.


INTERACTIVE TELEVISION NETWORK, INC.
NEW FRONTIER MEDIA, INC.

By /s/ Michael Weiner                          Date: December 4, 2001
   ---------------------------                       ------------------------
         Michael Wiener



   /s/ Jerry D. Howard                         Date: December 4, 2001
   ---------------------------                       ------------------------
         Jerry D. Howard


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